Exhibit 99.2

ClearPoint Business Resources Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands of US dollars)

	Nine Months Ended September 30		Fiscal Year Ended December 31,
	2006	2005	2005 (1)	2004	2003
Sales	84,800	53,871	84,200	28,670	9,763
Cost of sales	69,993	44,337	68,789	22,596	8,210

Gross profit	14,807	9,534	15,411	6,074	1,553
Selling, general and administration expense	10,089	6,485	11,025	5,344	1,351
Depreciation and amortization	2,010	1,634	2,013	743	100

Income (loss) from operations	2,708	1,415	2,373	(13)	102
Interest expense and factoring fees	(2,547)	(1,521)	(2,475)	(429)	(55)
Interest expense on warrant liability	(51)	(1,173)	(1,173)	—	—
Other income (expense)	3	39	(1)	77	—

Net income (loss) before taxes	113	(1,240)	(1,276)	(365)	47
Income tax expense (benefit)	525	(205)	(77)	21	8

Net income (loss)	(412)	(1,035)	(1,199)	(386)	39

EBITDA (2)	4,718	3,049	4,386	730	202
Non-recurring items (3)	—	—	1,000	—	—

Adjusted EBITDA	4,718	3,049	5,386	730	202

(1)	Fiscal 2005 includes the acquisition of Quantum Resources, Corporation effective August 1, 2005.
(2)	EBITDA is equal to Income (loss) from operations plus Depreciation and amortization.
(3)	Non-recurring items reflect one-time, non-recurring bonus payments made at the end of fiscal 2005.

ClearPoint Business Resources Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands of US dollars)

	As of September 30,	As of December 31,
	2006	2005	2004
Cash and equivalents	438	59	104
Accounts receivable	11,123	11,712	3,642
Unbilled revenue	2,180	1,628	562
Prepaid expenses and other current assets	3,156	2,197	121
Deferred income taxes	141	163	—

Total current assets	17,038	15,759	4,429

Fixed assets, net	655	474	310
Contract rights, net	2,810	4,139	1,981
Deferred income taxes	586	237	22
Deferred financing costs, net	466	656	—
Other assets	1,961	1,123	—

Total assets	23,516	22,388	6,742

Bank line of credit	—	—	150
Accounts receivable sold with recourse	—	—	2,321
Notes payable	—	—	2,605
Accounts payable	1,665	1,996	428
Accrued expenses and other liabilities	4,146	2,822	211
Accrued payroll and related taxes	2,310	2,267	621
Retirement benefit payable	74	74	—

Total current liabilities	8,195	7,159	6,336

Long-term debt	13,843	13,927	415
Liability for warrants issued	1,619	1,569	—
Notes payable - stockholders	1,260	1,260	600
Accrued compensation-officer	75	75	75
Other long-term liabilities	225	281	—

Total liabilities	25,217	24,271	7,426

Common stock	6	6	6
Paid in capital	594	—	—
Retained deficit	(2,301)	(1,889)	(690)

Total stockholders’ deficit	(1,701)	(1,883)	(684)

Total liabilities & stockholders’ deficit	23,516	22,388	6,742